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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                    SCHEDULE 13G/A

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  (AMENDMENT NO. 2)*


                                  SUMMIT DESIGN, INC.
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                                   (NAME OF ISSUER)


                                     COMMON STOCK
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                            (TITLE OF CLASS OF SECURITIES)


                                     86605V 10 1
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                                    (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a repotting person's initial filing of this form with respect to this subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filled" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other previsions of the Act (however, see the Notes).



                            (Continued on following pages)



                                  PAGE 1 OF 5 PAGES

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CUSIP NO. 86605V 10 1                    13G


1.   Names of Reporting Persons.  S.S. or I.R.S.  Identification Nos. of Above
     Persons
     DCL TECHNOLOGIES LTD.

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2.   Check the Appropriate Box if a Member of a Group*
          (a)
          (b)

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3.   Sec Use Only

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4.   Citizenship or Place of Organization
     ISRAEL

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5.
Number of Shares Beneficially Owned by Each Reporting Person With:

     6.   Sole Voting Power
          30,000

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     7.   Shared Voting Power
          None

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     8.   Sole Dispositive Power
          30,000

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     9.   Shared Dispositive Power
          None

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10.  Aggregate Amount Beneficially Owned by Each Reporting Person
     30,000

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11.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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12.  Percent of Class Represented By Amount in Row (9)
     0.2%

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13.  Type of Reporting Person*
     CO

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                         *SEE INSTRUCTIONS BEFORE FILLING OUT



                                  PAGE 2 OF 5 PAGES


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CUSIP NO. 86605V 10 1                    13G


14. Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     DCL HOLDINGS & INVESTMENTS IN TECHNOLOGY LTD.

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15.  Check the Appropriate Box if a Member of a Group*
          (a)
          (b)

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16.  Sec Use Only

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17.  Citizenship or Place of Organization
     ISRAEL

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18.  Number of Shares Beneficially Owned by Each Reporting Person With:

     19.  Sole Voting Power
          947,730

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     20.  Shared Voting Power
          None

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     21.  Sole Dispositive Power
          947,730

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     22.  Shared Dispositive Power
          None

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23.  Aggregate Amount Beneficially Owned by Each Reporting Person
     947,730

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24.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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25.  Percent of Class Represented By Amount in Row (9)
     6%

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26.  Type of Reporting Person*
     CO

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                         *SEE INSTRUCTIONS BEFORE FILLING OUT



                                  PAGE 3 OF 5 PAGES

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ITEM 1 (A).    NAME OF ISSUER
               Summit Design Inc.

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ITEM 1 (B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               9305 S.W. Gemini Drive Beaverton, OR 97008

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ITEM 2 (A).    NAME OF PERSON'S FILING
DCL TECHNOLOGIES LTD.
DCL HOLDINGS& INVESTMENTS IN TECHNOLOGY (1993) LTD.

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ITEM 2 (B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               7 Yad Harutsim St., P.O.Box 2031, Herzlia 46120, Israel

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ITEM 2 (C).    CITIZENSHIP
               Israel

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ITEM 2 (D).    TITLE OF CLASS OF SECURITIES
               Common Stock

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ITEM 2 (E).    CUSIP NUMBER
               86605V 10 1

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ITEM 3 (E).    IF THIS STATEMENT FILED PURSUANT TO RULES 13D - 1 (B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS
Not Applicable

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ITEM 4.   OWNERSHIP

     (a)       Amount Beneficially Owned:
               DCL TECHNOLOGIES LTD. *       30,000
               DCL HOLDINGS & INVESTMENTS IN TECHNOLOGY (1993) LTD.*
               947,730

     (b)       Percent of Class:
               DCL TECHNOLOGIES LTD. *       0.2%
               DCL HOLDINGS & INVESTMENTS IN TECHNOLOGY (1993) LTD.*
                    6%

     (c)       Number of Shares as to which such person has:

        i.     Sole power to vote or to direct the vote
               DCL TECHNOLOGIES LTD.*        30,000
               DCL HOLDINGS & INVESTMENTS IN TECHNOLOGY (1993) LTD.*
               947,730

       ii.     Shared power to vote or to direct the vote


      iii.     Sole power to dispose or to direct the disposition of
               DCL TECHNOLOGIES LTD.*        30,000
               DCL HOLDINGS & INVESTMENTS IN TECHNOLOGY (1993) LTD.*   947,730

       iv.     Shared power to dispose or to direct the disposition of



                                  PAGE 4 OF 5 PAGES


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*    DCL Holdings & Investments in Technology (1993) Ltd. is a wholly owned subsidiary of DCL Technologies Ltd. Amihai Ben-David, a director of Summit Design, Inc. is the Chairman and Chief Executive Officer of DCL Technologies Ltd. and owns 15% of the stock of DCL Technologies Ltd. Mr. Ben-David is also the CEO of DCL Holdings & Investments in Technology (1993) Ltd.

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ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the data hereof the reporting person has ceased to be the beneficial owner of more then five percent of the class of securities, check the following.

               Not Applicable

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ITEM 6.        OWNERSHIP OF MORE THEN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable

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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH AQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

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ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

          Not Applicable

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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

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ITEM 10.  CERTIFICATION


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above was acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


February 12, 1998
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(Date)

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(Signature)

Amihai Ben-David
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Chairman & CEO
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(Name/Title)


                                  PAGE 5 OF 5 PAGES